Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.6 million, or $0.86 per share, for the three-month period ended March 31, 2023 and $8.0 million, or $2.60 per share, for the nine month period ended March 31, 2023.
●	Annualized return on average equity was 20.63% and return on average assets of 1.05% for the nine-month period ended March 31, 2023.
●	Total loans increased by $77.4 million, or an annualized 9.5%, for the nine-month period ended March 31, 2023.
●	Non-performing loans to total loans remained low at 0.03% at March 31, 2023.
●	Total deposits increased by $67.8 million, or an annualized 5.7%, for the nine-month period ended March 31, 2023.

Minerva, Ohio — April 20, 2023 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.6 million for the third quarter of fiscal year 2023, an increase of $51 thousand, or 2.0%, from the same period last year. Earnings per share for the third quarter of fiscal year 2023 were $0.86 compared to $0.85 for the same period last year. Net income for the three months ended March 31, 2023 was positively impacted by a $314 thousand, or 4.0%, increase in net interest income from the same prior year period, which was partially offset by a $207 thousand, or 3.5%, increase in other expenses from the same prior year period.

Net income was $8.0 million, or $2.60 per share, for the nine months ended March 31, 2023 compared to $8.4 million, or $2.77 per share, for the nine months ended March 31, 2022. Net interest income for the nine months ended March 31, 2022 included $2.4 million pre-tax, or $1.9 million after-tax, in interest and fee income that was recognized on the Paycheck Protection Program (PPP) loans. The annualized return on average equity was 20.63% and the annualized return on average assets was 1.05% for the nine-month period ended March 31, 2023.

“Consumers National Bank realized significant balance sheet growth during the quarter ended March 31, 2023, with total loans and total deposits increasing by $24.3 million and $48.2 million, respectively, from the prior quarter. Total loan production in the third quarter of fiscal year 2023 was $74.5 million, which represented an increase of 8.3% over the preceding quarter. During the third quarter we provided $52.2 million in commercial commitments to businesses and farms and $22.3 million in mortgage and installment loans to families throughout our market area. While higher interest rates continue to negatively impact volume in consumer-related credit products, year-to-date commercial loan originations have increased by 22.4% over the same year ago period,” said Ralph. J. Lober II, President and Chief Executive Officer. “Our credit customers continue to perform in this environment and the bank’s credit metrics continue to reflect low delinquencies and record low charge-offs. Those results demonstrate a prolonged period of consistently strong underwriting,” he added.

Lober continued, “I am pleased that our strategy of building long-term personal and business relationships in communities across our five-county deposit market has resulted in a stable deposit base. While the quarterly deposit growth is impressive, during March 2023, a period of increased volatility, total customer deposits increased over $7.3 million. Consumers holds approximately 42,000 deposit accounts with an average balance of $23,000 for our diverse customer base, and approximately 79% of the bank’s deposits are insured or collateralized. Our employees have built long-term trusting relationships with our customers, whose confidence in the organization, accrued over decades, is reflected in the bank’s strong performance and stability.”

Quarterly Operating Results Overview

Net income was $2.6 million, or $0.86 per share, for the three months ended March 31, 2023, compared to $2.6 million, or $0.85 per share, for the same prior year period.

Net interest income increased by $314 thousand, or 4.0%, for the three months ended March 31, 2023, compared to the same period last year, with interest income increasing by $2.3 million and interest expense increasing by $2.0 million. The net interest margin was 3.27% for the quarter ended March 31, 2023, 3.53% for the quarter ended December 31, 2022, and 3.50% for the quarter ended March 31, 2022. The yield on average interest-earning assets was 4.18% for the quarter ended March 31, 2023, compared with 3.65% for the same prior year period. Interest income was positively impacted by the $57.2 million, or 6.1%, growth in average interest-earning assets and by the increase in current market interest rates, which more than offset the loss of $366 thousand of interest and fee income that was recognized on the PPP loans during the quarter ended March 31, 2022 since these loans are now fully forgiven. The cost of funds increased to 1.30% for the quarter ended March 31, 2023, from 0.21% for the same prior year period. The cost of funds increased because of higher deposit and borrowing costs as a result of higher market interest rates and an increased competition for deposits.

The provision for loan losses was $160 thousand for the three-month period ended March 31, 2023, compared with $85 thousand for the same period last year. The loan loss provision expense of $160 thousand recorded in the third quarter of fiscal year 2023 was due to the organic growth within the loan portfolio and net charge-offs of $12 thousand that were recorded for the three-month period ended March 31, 2023.

Other income increased by $56 thousand, or 5.0%, for the three-month period ended March 31, 2023, compared to the same prior year period primarily due to increases in service charges on deposit accounts of $24 thousand, or 6.6%, and debit card interchange income increasing by $40 thousand, or 8.1%. These increases were partially offset by gains on mortgage banking activity decreasing by $26 thousand, or 21.3%, from the same prior year period.

Other expenses increased by $207 thousand, or 3.5%, for the three-month period ended March 31, 2023, compared to the same prior year period. Increases in salaries and benefit expenses and director fees contributed to the increase in other expenses for the three-month period ended March 31, 2023.

Year-to-Date Operating Results Overview

Net income was $8.0 million, or $2.60 per share, for the nine months ended March 31, 2023 compared to $8.4 million, or $2.77 per share, for the nine months ended March 31, 2022.

Net interest income for the nine months ended March 31, 2023 increased by $968 thousand, or 4.0%, compared to the same period last year, with interest income increasing by $4.2 million and interest expense increasing by $3.2 million. The increase in interest income was primarily the result of a $48.8 million, or 5.3%, increase in average interest-earning assets from the 2022 fiscal year.

The net interest margin was 3.43% for the first nine months of the 2023 fiscal year and 3.63% for the same period of the 2022 fiscal year. The yield on average interest-earning assets was 3.99% for the first nine months of the current fiscal year compared with 3.78% for the same period of the prior fiscal year. The cost of funds increased to 0.82% for the first nine months of the current fiscal year from 0.22% for the same period of the prior fiscal year. Interest income was positively impacted by a $48.8 million, or 5.3%, growth in average interest-earning assets and by the impact of higher current market rates, which more than offset the loss of the $2.4 million of interest and fee income that was recognized on the PPP loans during the nine-month period ended March 31, 2022 since these loans are now fully forgiven.

The provision for loan losses increased to $795 thousand for the nine-month period ended March 31, 2023 compared with $545 thousand for the same prior year period. The provision for loan loss expense increased due to the organic growth within the loan portfolio and net charge-offs of $132 thousand that were recorded for the nine-month period ended March 31, 2023.

Other income decreased by $152 thousand for the nine-month period ended March 31, 2023, compared to the same prior year period primarily due to gains on mortgage banking activity decreasing by $301 thousand, or 54.6%, from the same prior year period. This decline was partially offset by increases in service charges on deposit accounts of $89 thousand, or 8.2%, and debit card interchange income increasing by $84 thousand, or 5.5%.

Other expenses increased by $1.1 million, or 6.5%, for the nine-month period ended March 31, 2023 compared to the same prior year period. Salaries and benefits increased by $626 thousand, or 6.3%, for the nine-month period ended March 31, 2023 compared to the same prior year period primarily due to merit and cost of living increases, the addition of lending staff, and increases in health care costs.

Balance Sheet and Asset Quality Overview

Assets as of March 31, 2023 totaled $1.0 billion, an increase of $72.1 million, or an annualized 5.5%, from June 30, 2022. From June 30, 2022, total loans increased by $77.4 million, or an annualized 9.5%. Total deposits increased by $67.8 million, or an annualized 5.7% from June 30, 2022. As of March 31, 2023, the estimated percentage of uninsured deposits, excluding collateralized public fund deposits, was 21.2%.

Total available-for-sale securities decreased by $9.0 million to $287.3 million as of March 31, 2023, from $296.3 million as of June 30, 2022. Total shareholders’ equity increased to $56.3 million as of March 31, 2023, from $54.0 million as of June 30, 2022. Available-for-sale securities and shareholders’ equity were impacted by rapidly rising interest rates during 2022 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is temporary and is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities.

Non-performing loans were $194 thousand as of March 31, 2023 and $440 thousand as of June 30, 2022. Non-performing loans declined primarily due to two loans being upgraded and returned to accrual status during fiscal year 2023. The allowance for loan and lease losses (ALLL) as a percent of total loans at March 31, 2023 was 1.13% and net charge-offs of $132 thousand were recorded for the nine-month period ended March 31, 2023 compared with an ALLL to loans ratio of 1.17% at June 30, 2022 and net charge-offs of $19 thousand for the nine-month period ended March 31, 2022.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Nine Month Periods Ended
Consolidated Statements of Income	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Total interest income	$10,521	$8,252	$29,621	$25,470
Total interest expense	2,292	337	4,220	1,037
Net interest income	8,229	7,915	25,401	24,433
Provision for loan losses	160	85	795	545
Other income	1,176	1,120	3,462	3,614
Other expenses	6,044	5,837	18,442	17,318
Income before income taxes	3,201	3,113	9,626	10,184
Income tax expense	565	528	1,646	1,772
Net income	$2,636	$2,585	$7,980	$8,412
Basic and diluted earnings per share	$0.86	$0.85	$2.60	$2.77

Consolidated Statements of Financial Condition	March 31, 2023	June 30, 2022	March 31, 2022
Assets
Cash and cash equivalents	$25,207	$20,952	$51,328
Certificates of deposit in other financial institutions	2,757	3,781	4,041
Securities, available-for-sale	287,335	296,347	288,375
Securities, held-to-maturity	7,338	7,874	7,020
Equity securities, at fair value	386	400	428
Federal bank and other restricted stocks, at cost	2,255	2,525	2,525
Loans held for sale	999	1,165	429
Total loans	689,292	611,843	603,595
Less: allowance for loan losses	7,823	7,160	6,997
Net loans	681,469	604,683	596,598
Other assets	41,623	39,586	36,805
Total assets	$1,049,369	$977,313	$987,549
Liabilities and Shareholders’ Equity
Deposits	$954,399	$886,562	$890,634
Other interest-bearing liabilities	31,789	29,551	28,105
Other liabilities	6,888	7,230	6,844
Total liabilities	993,076	923,343	925,583
Shareholders’ equity	56,293	53,970	61,966
Total liabilities and shareholders’ equity	$1,049,369	$977,313	$987,549

	At or For the Nine Months Ended
Performance Ratios:	March 31, 2023	March 31, 2022
Return on Average Assets (Annualized)	1.05%	1.18%
Return on Average Equity (Annualized)	20.63	15.63
Average Equity to Average Assets	5.11	7.55
Net Interest Margin (Fully Tax Equivalent)	3.43	3.63

Market Data:
Book Value to Common Share	$18.20	$20.29
Dividends Paid per Common Share (YTD)	$0.51	$0.48
Period End Common Shares	3,092,453	3,053,752

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.03%	—%
Non-performing Assets to Total Assets	0.02%	0.07
ALLL to Total Loans	1.13	1.16